Exhibit 4.3
NOTE GUARANTY INSURANCE POLICY
POLICY NUMBER: 501381

OBLIGATIONS:	Santander Drive Auto Receivables Trust 2007-2
$600,000,000 Class A Asset Backed Notes
$103,000,000 Class A-1 5.8014% Asset Backed Notes
$128,000,000 Class A-2 LIBOR + .35% Asset Backed Notes
$369,000,000 Class A-3 LIBOR + .80% Asset Backed Notes
     MBIA Insurance Corporation (the “Insurer”), in consideration of the payment of the premium and subject to the terms of this Note Guaranty Insurance Policy (this “Policy”), hereby unconditionally and irrevocably guarantees to any Owner that an amount equal to each full and complete Insured Payment will be received from the Insurer by Wells Fargo Bank, National Association or its successors, as trustee for the Owners (the “Indenture Trustee”), on behalf of the Owners, for distribution by the Indenture Trustee to each Owner of each Owner’s proportionate share of the Insured Payment. The Insurer’s obligations hereunder with respect to a particular Insured Payment shall be discharged to the extent funds equal to the applicable Insured Payment are received by the Indenture Trustee, whether or not such funds are properly applied by the Indenture Trustee. Insured Payments shall be made only at the time set forth in this Policy and no accelerated Insured Payments shall be made regardless of any acceleration of the Obligations, unless such acceleration is at the sole option of the Insurer.
     Notwithstanding the foregoing paragraph, this Policy does not cover shortfalls, if any, attributable to the liability of the Trust or the Indenture Trustee for withholding taxes, if any (including interest and penalties in respect of any such liability).
     The Insurer will pay any Insured Payment that is a Preference Amount on the Business Day following receipt on a Business Day by the Fiscal Agent (as described below) of (i) a certified copy of the order requiring the return of a preference payment, (ii) an opinion of counsel satisfactory to the Insurer that such order is final and not subject to appeal, (iii) an assignment in such form as is reasonably required by the Insurer, irrevocably assigning to the Insurer all rights and claims of the Owner relating to or arising under the Obligations against the debtor which made such preference payment or otherwise with respect to such preference payment and (iv) appropriate instruments to effect the appointment of the Insurer as agent for such Owner in any legal proceeding related to such preference payment, such instruments being in a form satisfactory to the Insurer, provided that if such documents are received after 12:00 noon New York City time on such Business Day, they will be deemed to be received on the following Business Day. Such payments shall be disbursed to the receiver or trustee in bankruptcy named in the final order of the court exercising jurisdiction on behalf of the Owner and not to any Owner directly unless such Owner has returned principal or interest paid on the Obligations to such receiver or trustee in bankruptcy, in which case such payment shall be disbursed to such Owner.

     The Insurer will pay any other amount payable hereunder no later than 12:00 noon New York City time on the later of the Payment Date on which the related Deficiency Amount is due or the third Business Day following receipt in New York, New York on a Business Day by U.S. Bank Trust, National Association, as Fiscal Agent for the Insurer or any successor fiscal agent appointed by the Insurer (the “Fiscal Agent”) of a Notice (as described below); provided that if such Notice is received after 12:00 noon New York City time on such Business Day, it will be deemed to be received on the following Business Day. If any such Notice received by the Fiscal Agent is not in proper form or is otherwise insufficient for the purpose of making a claim hereunder it shall be deemed not to have been received by the Fiscal Agent for purposes of the paragraph, and the Insurer or the Fiscal Agent, as the case may be, shall promptly so advise the Indenture Trustee and the Indenture Trustee may submit an amended Notice.
     Insured Payments due hereunder unless otherwise stated herein will be disbursed by the Fiscal Agent to the Indenture Trustee on behalf of the Owners by wire transfer of immediately available funds in the amount of the Insured Payment less, in respect of Insured Payments related to Preference Amounts, any amount held by the Indenture Trustee for the payment of such Insured Payment and legally available therefor.
     The Fiscal Agent is the agent of the Insurer only and the Fiscal Agent shall in no event be liable to Owners for any acts of the Fiscal Agent or any failure of the Insurer to deposit or cause to be deposited sufficient funds to make payments due under this Policy.
     Subject to the terms of the Agreement, the Insurer shall be subrogated to the rights of each Owner to receive payments under the Obligations to the extent of any payment by the Insurer hereunder.
     As used herein, the following terms shall have the following meanings:
     “Agreement” means the Sale and Servicing Agreement dated as of September 5, 2007 among Santander Drive Auto Receivables Trust 2007-2, as Issuer, Santander Consumer USA Inc., as Servicer, Santander Drive Auto Receivables LLC, as Seller, Wells Fargo Bank, National Association, as Indenture Trustee and as Backup Servicer, without regard to any amendment or supplement thereto unless such amendment or supplement has been approved in writing by the Insurer.
     “Business Day” means any day other than (a) a Saturday or a Sunday or (b) a day on which banking institutions or trust companies located in the states of California, Delaware, Minnesota, Texas or New York are authorized or obligated by law, executive order, or governmental decree to be closed.
     “Deficiency Amount” means, with respect to any Payment Date, the sum of (i) the amount by which Accrued Note Interest exceeds the sum of (x) the Available Funds remaining on deposit with the Indenture Trustee after the payment of clauses (i), (ii) and (iii) of Section 4.4 (a) of the Agreement and, (y) without duplication, the Reserve Amount remaining on such Payment Date after taking into account any prior reduction of the Reserve Amount, plus (ii) the sum of (A) the amount by which the Note Balance for all Classes of Notes (after taking into account all distributions of principal to be made on such Payment Date) exceeds the sum of the

Pool Balance plus the amount, if any, on deposit in the Pre-Funding Account, and (B) without duplication, if such Payment Date is also the Final Scheduled Payment Date for any Class of Notes, the amount by which the Note Balance for the applicable Class of Notes (after taking into account all distributions of principal to be made with respect to such Class of Notes on such Payment Date) exceeds the sum of (x) the Available Funds remaining in the Collection Account after the payment of clauses (i) through (v) under Section 4.4(a) of the Agreement and (y), without duplication, the Reserve Amount, remaining on such Payment Date, after taking into account any prior reduction of the Reserve Amount.
     “Insured Payment” means (i) as of any Payment Date any Deficiency Amount and (ii) any Preference Amount.
     “Notice” means the telephonic or telegraphic notice, promptly confirmed in writing by facsimile substantially in the form of Exhibit A attached hereto, the original of which is subsequently delivered by registered or certified mail, from the Indenture Trustee specifying the Insured Payment which shall be due and owing on the applicable Payment Date.
     “Owner” means each Holder (as defined in the Agreement) who, on the applicable Payment Date, is entitled under the terms of the applicable Notes to payment thereunder.
     “Preference Amount” means any amount previously distributed to an Owner on the Obligations that is recoverable and sought to be recovered as an avoidable preference by a trustee in bankruptcy pursuant to the United States Bankruptcy Code (11 U.S.C.), as amended from time to time, in accordance with a final nonappealable order of a court having competent jurisdiction.
     Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Agreement as of the date of execution of this Policy, without giving effect to any subsequent amendment to or modification of the Agreement unless such amendment or modification has been approved in writing by the Insurer.
     No defenses, set-offs and counterclaims of any kind available to the Insurer as a basis to deny payment of any amount due in respect of this Policy will be valid and the Insurer waives and agrees not to assert any and all such defenses (including fraud in inducement or fact or any other circumstances that would have the effect of discharging a surety at law or in equity), set-offs and counterclaims that could otherwise provide a basis to deny payment of any amount due in respect of this Policy, including without limitation, any such rights acquired by subrogation, assignment or otherwise.
     Any notice hereunder or service of process on the Fiscal Agent may be made at the address listed below for the Fiscal Agent or such other address as the Insurer shall specify in writing to the Indenture Trustee.
     The notice address of the Fiscal Agent is 61 Broadway, 15th Floor, New York, New York 10006 Attention: Municipal Registrar and Paying Agency, or such other address as the Fiscal Agent shall specify to the Indenture Trustee in writing.

     This Policy is being issued under and pursuant to, and shall be construed under, the laws of the State of New York, without giving effect to the conflict of laws principles thereof.
     The insurance provided by this Policy is not covered by the Property/Casualty Insurance Security Fund specified in Article 76 of the New York Insurance Law.
     This Policy is not cancelable for any reason. The premium on this Policy is not refundable for any reason including payment, or provision being made for payment, prior to maturity of the Obligations.
     IN WITNESS WHEREOF, the Insurer has caused this Policy to be executed and attested the 5th day of September, 2007.

MBIA INSURANCE CORPORATION

By	/s/ Gary C. Dunton

Title: President

Attest:

By	/s/ Amy R. Gonch

Title: Assistant Secretary

Exhibit 4.3
EXHIBIT A
TO NOTE GUARANTY INSURANCE POLICY
NUMBER: 501381
NOTICE UNDER NOTE GUARANTY
INSURANCE POLICY NUMBER: 501381
U.S. Bank Trust National Association, as Fiscal Agent
  for MBIA Insurance Corporation
61 Broadway, 15th Floor
New York, NY 10006
Attention: Municipal Registrar and
               Paying Agency
MBIA Insurance Corporation
113 King Street
Armonk, NY 10504
The undersigned, a duly authorized officer of Wells Fargo Bank, National Association as trustee (the “Indenture Trustee”), hereby certifies to U.S. Bank Trust, National Association (the “Fiscal Agent”) and MBIA Insurance Corporation (the “Insurer”), with reference to Note Guaranty Insurance Policy Number: 501381 (the “Policy”) issued by the Insurer in respect of the Santander Drive Auto Receivables 2007-2, $600,000,000 Class A Asset Backed Notes, $103,000,000 Class A-1 5.8014% Asset Backed Notes, $128,000,000 Class A-2 LIBOR + .35% Asset Backed Notes, and $369,000,000 Class A-3 LIBOR + .80% Asset Backed Notes (the “Obligations”), that:
     (i) the Indenture Trustee is the trust collateral agent under the Sale and Servicing Agreement dated as of September 5, 2007, among Santander Drive Auto Receivables Trust 2007-2, as Issuer, Santander Consumer USA Inc., as Master Servicer, Santander Drive Auto Receivables LLC, as Seller, Wells Fargo Bank, National Association, as Indenture Trustee and as Backup Servicer;
     (ii) the amount due under clause (i) of the definition of Deficiency Amount for the Payment Date occurring on ___(the “Applicable Payment Date”) is $___;
     (iii) the amount due under clause (ii) of the definition of Deficiency Amount for the Applicable Payment Date is $___;
     (iv) the sum of the amounts listed in paragraphs (ii) and (iii) above is $___(the “Deficiency Amount”);

     (v) the amount of previously distributed payments on the Obligations that is recoverable and sought to be recovered as an avoidable preference by a trustee in bankruptcy pursuant to the Bankruptcy Code in accordance with a final nonappealable order of a court having competent jurisdiction is $___(the “Preference Amount”);
     (vi) the total Insured Payment due is $___, which amount equals the sum of the Deficiency Amount and the Preference Amount;
     (vii) the Indenture Trustee is making a claim under and pursuant to the terms of this Policy for the dollar amount of the Insured Payment set forth in (iv) above to be applied to the payment of the Deficiency Amount for the Applicable Payment Date in accordance with the Agreement and for the dollar amount of the Insured Payment set forth in (vi) above to be applied to the payment of any Preference Amount; and
     (viii) the Indenture Trustee directs that payment of the Insured Payment be made to the following account by bank wire transfer of federal or other immediately available funds in accordance with the terms of this Policy: [INDENTURE TRUSTEE’S ACCOUNT NUMBER].
     Any capitalized term used in the Notice and not otherwise defined herein shall have the meaning assigned thereto in this Policy.
     Any Person Who Knowingly And With Intent To Defraud Any Insurance Company Or Other Person Files An Application For Insurance Or Statement Of Claim Containing Any Materially False Information, Or Conceals For The Purpose Of Misleading, Information Concerning Any Fact Material Thereto, Commits A Fraudulent Insurance Act, Which Is A Crime, And Shall Also Be Subject To A Civil Penalty Not To Exceed Five Thousand Dollars And The Stated Value Of The Claim For Each Such Violation.
     IN WITNESS WHEREOF, the Trustee has executed and delivered the Notice under this Policy as of the       day of                .

Wells Fargo Bank, National Association, as Indenture Trustee

By

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